Exhibit 10.3

AMENDMENT NO. 3 TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

JANUARY [    ], 2010

This Amendment to the Agreement (defined below) is entered into as of January [    ], 2010, by and among RenaissanceRe Holdings Ltd. (the “Company”) and [                    ] (“Employee”). All terms not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Company and Employee are parties to that certain amended and restated employment agreement dated as of [                    ], as amended [                    ], and [                    ] (the “Agreement”), which governs Employee’s employment with the Company; and

WHEREAS, the Company and Employee desire to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and considerations contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

The definition of “Applicable Severance Benefits” set forth in Section 1(d) of the Agreement shall be restated in its entirety to read as follows:

“(d) “Applicable Severance Benefits” shall mean an amount equal to Employee’s Base Salary as in effect as of December 31, 2008.”

The following definitions shall be added as new Section 1(dd) and (ee) of the Agreement, and current Section 1(dd) and (ee) of the Agreement, and all cross-references thereto in the Agreement, shall be renumbered accordingly:

“(dd) “Retirement” shall mean a termination of employment by Employee without Good Reason on or following Employee’s Retirement Eligibility Date.

(ee) “Retirement Eligibility Date” shall mean the later of (x) the first date on which the sum of Employee’s age and years of service (in each case measured on a daily basis) with the Company equals 65 and (y) the date on which Employee has first completed five years of service with the Company.”

The following provision shall be added as new Section 4(d) of the Agreement:

“(d) Special Treatment of Certain Equity Awards Upon Retirement Eligibility Date. If Employee remains employed through the Retirement Eligibility Date, then on the Retirement

Eligibility Date, subject to Employee’s continued compliance with the provisions of Section 8 hereof, all Awards consisting of restricted stock granted to Employee at any time prior to the Retirement Eligibility Date that Employee has then held for at least one year and:

(i) that vest based solely on continued service shall immediately fully vest, and (A) Employee may satisfy any tax withholding obligations by having shares of Company common stock withheld from such Award, and further may sell vested shares in respect of such Award to the extent necessary to pay taxes in respect of such vesting (after taking into account any such tax withholding), and (B) the balance of the shares in respect of such Award (and any interest in such shares) may not be sold, pledged, hedged, or otherwise transferred until such shares would have become vested in the ordinary course without regard to this clause (i), without regard for any termination of Employee’s employment prior to the scheduled vesting date, and in determining when such shares otherwise would have vested, any withheld or sold shares shall be deemed to come from each vesting tranche on a pro rata basis; and

(ii) that vest based on both continued service and the attainment of performance goals shall no longer be subject to service-based vesting conditions, shall remain outstanding through the last day of the applicable performance periods, without regard for any termination of Employee’s employment prior to such date, and shall vest (or fail to vest and be forfeited) based on the level of actual attainment of performance goals at such time or times as would have been the case had the service vesting provisions continued to apply and Employee remained employed through all applicable service vesting periods. Notwithstanding the foregoing, the eligibility for continued vesting based on performance described in this clause (ii) shall immediately cease, and all such shares of restricted stock shall be forfeited, in the event that Employee is subsequently terminated for Cause or violates any provision of the restrictive covenants set forth herein.”

The following provision shall be added as new Section 4(e) of the Agreement:

“(e) Special Treatment of Certain Equity Awards Upon a Change in Control. Upon the occurrence of a Change in Control, provided Employee remains employed by the Company through the date of such Change in Control, all Awards consisting of restricted stock that as of their date of grant were subject to both service- and performance-based vesting requirements shall immediately fully vest based on target level attainment of the performance goals applicable to such Awards, or if greater, based on pro-forma performance over the entire performance period extrapolated from the performance run rate through the end of the fiscal year immediately preceding the year in which such Change in Control occurred.”

Section 7(b)(vi) of the Agreement shall be deleted in its entirety and replaced with the following provision:

“(A) Vesting, as of the date of termination, of all Awards, other than Awards consisting of restricted stock that as of their date of grant were subject to both service- and performance-based vesting requirements, which shall either (1) if, as of the date of such termination, the applicable performance period has expired, vest immediately based on the actual level of attainment of the applicable performance goals without regard to such termination of employment, or (2) if, as of the date of such termination, the applicable performance period has not expired, vest immediately on a pro rata basis based on the number of days elapsed from the commencement of the applicable performance period through and including the date of such termination, based on target level attainment of the performance goals applicable to such Awards, and (B) any Awards that are stock options shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term, and (z) the first anniversary of the date of termination.”

Section 7(d)(vii) of the Agreement shall be deleted in its entirety and replaced with the following provision:

“(A) Vesting, as of the date of such termination, of all Awards, other than (1) Awards under the Company’s 2004 Stock Option Incentive Plan (as the same may have been amended or supplemented) (the 2004 Plan”), the vesting of which shall continue to be governed by the terms of the 2004 Plan and any related grant agreement, and (2) Awards consisting of restricted stock that as of their date of grant were subject to both service- and performance-based vesting requirements, which shall either (I) if, as of the date of such termination, the applicable performance period has expired, vest immediately based on the actual level of attainment of the applicable performance goals without regard to such termination of employment, or (II) if, as of the date of such termination, the applicable performance period has not expired, vest immediately on a pro rata basis based on the number of days elapsed from the commencement of the applicable performance period through and including the date of such termination, based on target level attainment of the performance goals applicable to such Awards, and (B) any Awards that are stock options shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term, and (z) the six-month anniversary of the date of termination.”

The penultimate sentence of Section 7(d) of the Agreement shall be deleted in its entirety and replaced with the following sentence:

Notwithstanding the foregoing, the payments and benefits described in clauses (ii) through (vii) above shall immediately cease, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision hereof.

Section 7(f) of the Agreement shall be deleted in its entirety and replaced with the following provision:

“(i) The Accrued Obligations;

(ii) The Applicable Severance Benefits, payable (x) as to 75% thereof in substantially equal installments over the Severance Term, in accordance with the Company’s regular payroll practices, and (y) as to 25% thereof, subject to Employee’s compliance during the Restricted Period with the terms and conditions of this Agreement, in a lump sum upon the expiration of such period; provided, however, that notwithstanding the payment schedule set forth above, that portion of the Applicable Severance Benefits remaining unpaid as of December 31, 2017, following such termination shall be paid to Employee, subject to Section 7(n) below, in a lump sum on December 31, 2017; provided further, however, that Employee shall not be entitled to any amounts pursuant to this Section 7(f)(ii) to the extent Employee received any benefits pursuant to Section 7(l) below prior to such termination; and

(iii) If such termination is a Retirement, subject to Employee’s continued compliance with the provisions of Section 8 hereof, (A) any Awards that are stock options and that have been held by Employee for at least one year at the time of Retirement (1) and that are unvested at the date of termination shall continue to vest as if Employee had remained employed through the applicable vesting period, and (2) shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term, and (z) the second anniversary of the later of the date of termination and the actual vesting date, and (B) any Awards consisting of restricted stock that as of their date of grant were subject to both service- and performance-based vesting requirements shall either (1) if, as of the date of such termination, the applicable performance period has expired, vest immediately based on the actual level of attainment of the applicable performance goals without regard to such termination of employment, or (2) if, as of the date of such termination, the applicable performance period has not expired, remain outstanding through the last day of the applicable performance period without regard to such termination of employment and vest on a pro rata basis based on the number of days elapsed from the commencement of the applicable performance period through and including the date of such termination, if at all, based on the actual level of attainment of the applicable performance goals.”

The following provision shall be added as new Section 7(m) of the Agreement, and current Section 7(m) of the Agreement, and all cross-references thereto in the Agreement, shall be renumbered accordingly:

“Prepayment of Certain Severance Benefits. During each calendar year commencing with calendar year 2010, and ending upon Employee’s termination of employment, Employee shall receive a payment (each such payment, a “Prepaid Severance Installment”) equal to the amount, if any, by which Employee’s Base Salary as in effect as of the end of the immediately preceding calendar year (the “Prior Year”) exceeded Employee’s Base Salary as in effect as of the end of the calendar year immediately preceding the Prior Year; provided, however, that to the extent Employee ceases to comply with the terms and conditions of this Agreement or is terminated by the Company for Cause (each case, a “Repayment Trigger”), in either case following the date on which Employee receives a Prepaid Severance Installment pursuant to this Section 7(m), Employee shall repay to the Company an amount equal to all Prepaid Severance Installments received prior to the occurrence of such Repayment Trigger. Notwithstanding anything herein to the contrary, if, prior to the payment of any Prepaid Severance Installment(s) in respect of a given year or year(s), Employee suffers a termination of employment as a result of which Employee becomes entitled to payment of the Applicable Severance Benefits (or would have become entitled to the Applicable Severance Benefits but for the operation of Section 7(l) above), such then-unpaid Prepaid Severance Installment(s) shall be paid to Employee upon such termination.”

The following provision shall be added to the Agreement as new Section 7(o):

“In the event Employee is required to repay any amounts to the Company pursuant to Section 7(l), (m), or (n), the Company may offset such amounts against any monies owed to Employee or his estate following the date on which such obligation to repay arises, except to the extent such offset is not permitted under Section 409A of the Code without the imposition of additional taxes or penalties on Employee.”

*            *            *

Except as otherwise specifically set forth herein, all terms and provisions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first set forth above.

RenaissanceRe Holdings Ltd.
By:

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